Exhibit 10.1

SEVERANCE, MUTUAL GENERAL RELEASE AND
NON-DISPARAGEMENT AGREEMENT

Equity One, Inc., and its agents, servants, officers, directors, employees, predecessors, subsidiaries, affiliates, and successors, are hereinafter collectively referred to as “Employer.”

Alan Merkur his heirs, successors and assigns are hereinafter referred to as “Employee.”

WHEREAS, Employer and Employee previously entered into a letter agreement dated as March 26, 2005 (the “Employment Agreement”), that governed the terms and conditions of Employee’s employment by Employer.

WHEREAS, this Severance, Mutual General Release and Non-Disparagement Agreement (this “Agreement”) is being executed by the Employer and Employee in connection with the termination of the Employment Agreement.

WHEREAS, following execution of this Agreement and expiration of the seven-day revocation period referred to in Section 9 below, Employee will be entitled to the severance payments described in Section 5 below.

WHEREAS, except as provided herein, Employee and Employer desire to compromise, finally settle, and fully release actual or potential claims including those related to Employee’s employment and termination of employment that Employee in any capacity may have or claim to have against the other.

WHEREAS, Employee acknowledges that Employee is waiving his rights or claims only in exchange for consideration in addition to anything of value to which he already is entitled except as otherwise provided herein.

NOW, THEREFORE, in consideration of the foregoing and the Employer’s agreement to make severance payments as described in Section 5 below, Employer and Employee agrees as follows:

Section 1. The recitals above are true and correct.

Section 2. Except as provided in Section 3 below, effective upon Employee’s receipt of severance payments as described below, Employee does hereby release and discharge Employer from any and all claims, demands or liabilities whatsoever, whether known or unknown, which Employee ever had or may now have against the Employer, from the beginning of time to the date of this Agreement, including, without limitation, any claims, demands or liabilities in connection with Employee’s employment, including wrongful termination, breach of express or implied contract, unpaid wages, or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting inter alia, age, race, sex, national origin, religion, handicap, and disability discrimination, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Florida Private Sector Whistleblower Act, the Fair Labor Standards Act, the Immigration Reform and Control Act, the Florida Civil Rights Act, the Family and Medical Leave Act, the Florida and Federal Constitutions; and any and all other federal, state, and local laws and regulations prohibiting, without limitation, discrimination in employment, retaliation, conspiracy, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation, misrepresentation or fraud, negligence, negligent supervision, hiring, or retention, assault, battery, detrimental reliance, or any other offense.

Section 3. Employee’s release provided in Section 2 above does not waive (a) any claims that are not waivable by law, (b) rights or claims that may arise after this Agreement is executed, (c) any rights to indemnification arising under the charter or bylaws of the Employer or under any indemnification agreement between Employer and Employee and executed as a result of Employee’s employment as an officer of the Employer or its subsidiaries, (d) any rights under any director’s and officer’s insurance policy maintained by the Employer, (e) rights, if any, of the Employee under the Equity One, Inc. 401(k) Plan, (f) any rights (to the extent otherwise eligible) to continue medical and dental benefits, at his expense, under the continuation health coverage provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, or (g) rights under this Agreement.

Section 4. The parties agree, following the execution of this agreement, that neither shall make any comments of any kind that could be construed as negative concerning the other party or any of such party’s affiliates to any individual or entity, including but not limited to, future employers, competitors, stockholders, tenants, employees, vendors or financial or credit institutions, other than factual matters and other information that may be generally available to the public.

Section 5. In consideration of the release contained herein, following execution of this Agreement and expiration of the seven-day revocation period referred to in Section 9 below, the Employer shall (a) accelerate the vesting requirements on 19,100 shares of restricted common stock of the Employer previously granted to Employee, following which such stock will be free of any contractual restrictions thereon, (b) accelerate the vesting requirements on options to purchase 60,000 shares of common stock of the Employer previously awarded to Employee, following which such options will be free of any contractual restrictions thereon and may be exercised for up to six months following the date hereof and (c) pay Employee a separation and severance payment in an amount equal to $116,100, less appropriate payroll deductions related thereto and any similar deductions on required by the acceleration of the restricted stock in (a) and (b) above. Employee will make arrangements to pay any taxes that may exceed the cash payment in (c) above. In addition, Employer hereby acknowledges that it will, following the termination of employment, pay to Employee any unpaid salary and accrued vacation in accordance with Employer’s normal payroll cycle.

Section 6. Except as provided in Section 7 below, Employer does hereby release and discharge Employee from any and all claims, demands or liabilities whatsoever, whether known or unknown or suspected to exist by Employer that Employer ever had or may now have against Employee from the beginning of time to the date of this Agreement including without limitation any claims, demands or liabilities in connection with Employee’s employment or termination of employment including without limitation breach of contract, wrongful termination, retaliation, assault, battery, negligence, negligent supervision, hiring or retention, intentional and/or negligent infliction of emotional distress, defamation and promissory estoppel.

Section 7. Employer’s release provided in Section 5 above does not waive: (a) any claims that are not waivable by law, (b) rights or claims that may arise after this Agreement is executed, (c) rights under this Agreement, (d) any criminal, malicious, dishonest or fraudulent acts committed by Employee in violation of any federal or state laws or regulations, (e) any breach of fiduciary duty Employee owed or owes to Employer in his capacity as an officer of the Company or its subsidiaries, and (f) any gross negligence or willful misconduct by Employee in the performance of his obligations under the Employment Agreement.

Section 8. Employee fully understands that if any fact with respect to which this Agreement is executed is found hereafter to be different from the facts Employee now believes to be true, he expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be effective notwithstanding such difference in fact.

Section 9. Pursuant to the provisions of the Older Workers Benefit Protection Act (OWBPA), which applies to Employee’s waiver of rights under the Age Discrimination in Employment Act, Employee has had a period of at least twenty-one (21) days within which to consider whether to execute this Agreement. Also pursuant to the OWBPA, Employee may revoke the Agreement within seven (7) days of its execution. It is specifically understood that this Agreement shall not become effective or enforceable until the seven-day revocation period has expired. Consideration for this Agreement as described in Section 5 above shall be paid by Employer to Employee upon expiration of the seven-day revocation period.

Section 10. Employee acknowledges that, pursuant to the OWBPA, Employer advised Employee, in writing, to consult with an attorney before executing this Agreement.

Section 11. This Agreement does not constitute an admission of a violation of any law, order, regulation, or enactment, or of wrongdoing of any kind by Employer or Employee and is entered into by the parties solely to end any controversy between them.

Section 12. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, both substantive and remedial. Each party unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding involving the Agreement shall be in Miami-Dade County, Florida, and consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the Circuit Courts of the State of Florida or the United States District Court for the Southern District of Florida, in each case, located in Miami-Dade County, Florida.

Section 13. The failure of any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver of such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

Section 14. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, express or implied, between the parties other than as set forth herein. This Agreement cannot be amended, supplemented, or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement or modification is sought.

Section 15. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

Section 16. EMPLOYEE STATES THAT HE HAS CAREFULLY READ THIS RELEASE, IT HAS BEEN FULLY EXPLAINED TO HIM, THAT HE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY, AND THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE RELEASE ARE THOSE STATED IN THE RELEASE, AND THAT EMPLOYEE IS SIGNING THIS RELEASE VOLUNTARILY WITH THE FULL INTENT OF RELEASING EMPLOYER OF ALL CLAIMS DESCRIBED HEREIN.

Section 16. In the event either party commences litigation to enforce such party's rights hereunder, the prevailing party in such litigation shall, be entitled to recover the reasonable costs and attorneys fees incurred in such litigation from the other party, at all tribunal levels.

The parties hereto have executed this Agreement effective upon execution by the last party to execute this Agreement, subject to expiration of the seven-day revocation period referred to in Section 9 above.

EQUITY ONE, INC.

Date: February 23, 2007	By:	/s/ Jeffrey Olson

Title: President and Chief Executive Officer

Date: February 23, 2007	By:	/s/ Alan Merkur

Alan Merkur